VSE Corporation Announces First Quarter 2022 Results
First Quarter Revenue Increased 40% Year-Over-Year Driven by Growth Across All Reporting Segments

ALEXANDRIA, VIRGINIA, April 27, 2022 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for land, sea and air transportation assets for government and commercial markets, today announced results for the first quarter 2022.

FIRST QUARTER 2022 RESULTS
(As compared to the First Quarter 2021)

▪Total Revenues of $231.2 million increased 40.2%
▪GAAP Net Income of $6.2 million increased 22.2%
▪Adjusted EBITDA of $22.2 million increased 42.9%
▪Adjusted Net Income of $9.2 million increased 72.8%
▪Adjusted EPS (Diluted) of $0.72 increased 64%

Aviation segment revenue increased 110% year-over-year to a record $93.3 million in the first quarter 2022. The year-over-year revenue improvement was attributable to share gains within the Business and General Aviation (B&GA) market and continued commercial end-market recovery. Aviation distribution and repair revenue increased 172% and 22%, respectively, in the first quarter 2022 versus the prior-year period. The Aviation segment reported operating income of $7.6 million in the first quarter, compared to a loss of $0.3 million in the same period of 2021. Segment adjusted EBITDA increased by 389% in the first quarter to $10.9 million, versus $2.2 million in the prior-year period. Adjusted EBITDA margin was 11.6%, an increase of 664 basis points versus the prior-year period, driven by improved sales mix and end-market recovery.

Fleet segment revenue increased 22% year-over-year to $67.0 million in the first quarter 2022. Revenues from commercial customers increased 93% on a year-over-year basis, driven by growth in commercial fleet demand and e-commerce fulfillment sales. Commercial revenue represented 42% of total Fleet segment revenue in the period. Segment adjusted EBITDA increased 9% year-over-year to $8.8 million, while adjusted EBITDA margin declined 165 basis points to 13.1%, given a higher mix of commercial revenue and continued investment in commercial channel growth.

Federal & Defense segment revenue increased 8% year-over-year to $70.9 million in the first quarter 2022, driven by the contributions from the acquisition of HAECO Special Services (HSS), growth in field programs within aircraft maintenance and modernization services, along with a steady increase in Defense Logistics Agency (DLA) distribution services. The segment continues to execute under its one-year, $100 million Naval Sea Systems Command (NAVSEA) bridge award contract, which was announced in March 2022. The Federal & Defense segment reported an operating loss of $(0.7) million in the first quarter 2022 due to a $3.5 million provision for a contract loss recognized in the current quarter. The charge represents the expected loss driven by higher than anticipated supply chain material and labor costs related to a specific fixed-price, non-DoD contract with a foreign customer that is not considered indicative of ongoing business operations and strategy. Segment adjusted EBITDA declined 34.8% year-over-year to $3.8 million in the period, given a higher mix of cost-plus contracts. Funded backlog increased 5% year-over-year to $198 million, while bookings increased 46% on a year-over-year basis, given an increased focused on business development activities.

STRATEGIC UPDATE

During the first quarter, VSE continued to advance its business transformation of developing a leading aftermarket parts distribution and MRO services platform to support higher-growth end-markets. Building long-term sustainable revenue channels, growing adjusted EBITDA, and stabilizing legacy programs remain key focus areas that are expected to deliver value for shareholders. The Company’s first quarter results demonstrate substantial progress across these strategic imperatives and the additional opportunities that exist as the business continues to scale.

Building Long-Term, Sustainable Revenue Channels:

•During the first quarter, VSE Aviation secured a renewal of a three-year, $180 million distribution agreement with a global B&GA aircraft OEM. VSE Aviation will remain the global distributor of approximately 30,000 airframe parts serving approximately 1,000 B&GA aircraft through year-end 2025.

•During the first quarter, VSE Aviation reached an agreement with Honeywell Aerospace to provide repair services for various avionics products, including inertial reference units and cockpit display units across multiple air transport platforms. The agreement will establish OEM-authorized repair capabilities and contribute to commercial MRO revenue and growth beginning in 2023.

•VSE Aviation was recognized as Honeywell Aerospace’s Regional Channel Partner of the Year (EMEAI region) for its “unwavering commitment to supporting Honeywell products and services.” This recognition further exemplifies VSE’s dedication to excellence in service, and the value of the partnerships between VSE Aviation and global OEMs in support of mutual customers.

•During the first quarter, Fleet continued to execute on its revenue diversification strategy implemented in 2019 to expand its presence in commercial fleet, e-commerce, and e-commerce fulfillment markets. By leveraging Fleet’s existing capabilities and operational infrastructure to serve a diverse set of new customers, Fleet’s commercial revenue has grown to 42% of total segment revenue, up from 10% in 2019. VSE anticipates commercial revenue channels will continue to drive growth within the segment.

•Federal & Defense continues to achieve steady increases in awards for logistics and distribution services, resulting in $4.2 million in bookings during the first quarter. This growing revenue channel builds on existing capabilities, while bringing more comprehensive solutions to our DoD customers.

Growing Adjusted EBITDA:

•Aviation segment adjusted EBITDA grew to $10.9 million, up 389% versus the prior-year period. The execution of new business wins and commercial MRO activity continued to drive margin expansion in the quarter. Commercial airline end-market activity, anticipated to recover in 2024, will support higher-margin repair revenue, which we anticipate will contribute to incremental margin expansion in 2023 and beyond.

•Fleet segment adjusted EBITDA grew to $8.8 million, up 9% versus the prior-year period. Fleet segment leadership successfully mitigated industry-wide supply chain disruptions and cost inflation during the period, as it continues to leverage existing supply chain excellence, supplier relationships, and product knowledge to reach new commercial customers. Fleet commercial growth, underpinned by higher class 4-8 and heavy-duty vehicle aftermarket activity, is anticipated to deliver an improved outlook for adjusted EBITDA, despite margin headwinds from revenue diversification.

Stabilizing Legacy Programs:

•Fleet segment’s USPS revenue was flat in the first quarter versus the prior-year period. In support of this long-term customer relationship, Fleet continued to add product offerings in support of the 230,000 vehicles in the USPS fleet. Amid a challenging supply chain environment, the Fleet segment remains essential in USPS maintenance operations and seeks to further develop comprehensive parts solutions for older long-lived vehicles (LLV), commercial off-the-shelf vehicles (COTS), and next generation delivery vehicles (NGDV).

•Federal & Defense segment revenue grew 8% in the first quarter, supported by contributions from the HAECO Special Services (HSS) acquisition and growth in NAVSEA services. Segment backlog grew 5% in the period versus the prior-year period, in part from awards under the recently announced NAVSEA $100 million contract, as well as contributions from new aircraft maintenance and DLA distribution awards.

MANAGEMENT COMMENTARY

"During the first quarter, we delivered strong revenue growth in our Aviation and Fleet segments as both businesses capitalized on recent investments, new program wins, and market share gains with new and existing customers in our end-markets. The robust first quarter results included revenue growth in all segments, the highest ever revenue quarter for our Aviation segment, and the highest revenue quarter for VSE in the last ten years,” stated John Cuomo, President and CEO of VSE Corporation. “This quarter’s results demonstrate the opportunities that exist for our businesses to capitalize on end-market demand through focused product and service strategies and our industry-leading customer service.”

"Building long-term, sustainable revenue growth remains critical to scaling our businesses," continued Cuomo. "Our first quarter results highlight the potential for both Aviation and Fleet segments in 2023 and beyond. VSE Aviation’s $180 million B&GA-focused airframe renewal is a testament to the 'tip-to-tail' initiative launched in 2021 that supports multi-year revenue confidence through 2025. VSE Aviation is also poised to benefit from new commercial repair capabilities with the recently announced Honeywell agreement, which will expand service offerings into newer next generation aircraft and increase our technical avionics repair capabilities as an authorized OEM repair station. Additionally, Fleet commercial growth, up 93% versus the first quarter of 2021, showcases the strong end-market demand for the products and services that Fleet provides, and illustrates our customer-centric value proposition to fleet owners, specifically in times of global supply chain uncertainty.”

“Our first quarter adjusted EBITDA of $22.2 million, up $6.7 million, demonstrates our focus on margin and operational excellence as our businesses scale. Aviation segment adjusted EBITDA of $10.9 million grew $8.6 million, driven by strong results from the recent B&GA-focused Global Parts acquisition, contributions from 2021 distribution awards, and higher repair revenues, which were up 22% year-over-year. Although commercial MRO market recovery in 2022 will be slightly slower than initially anticipated, we expect higher-margin Aviation commercial repair recovery, driven by improved air traffic levels and our MRO capability additions, to further support margin expansion for the Aviation segment as we look to 2023 and beyond."

"Fleet adjusted EBITDA was $8.8 million in the quarter, up $0.7 million year-over-year, as the segment drives scale and successfully manages through a challenging supply chain environment. Key to our transformation is the stabilization of legacy programs, and in the first quarter Fleet delivered solid results with USPS revenue flat year-over-year. Fleet continues to support this long-term customer by adding products to support both legacy LLV and newer Commercial Off the Shelf vehicles. Over time, we plan to stabilize Fleet segment profit through commercial revenue diversification and additional support of non-LLV vehicle fleets."

"Federal and Defense growth in the quarter was driven by the HSS acquisition and growth of our NAVSEA services. Margins were impacted as our contract mix of cost plus versus fixed price awards created headwinds in the quarter. The segment focused on delivering exceptional service to customers and continuing to grow profitable backlog.”

“We remain disciplined in our capital allocation in 2022," stated Stephen Griffin, CFO of VSE Corporation. "In addition to improving net leverage this year, we will continue to invest in our higher return business through organic investments and bolt-on acquisitions of complementary assets that expand our product and service capabilities. At the conclusion of the first quarter, we had $100 million in cash and available liquidity to support the ongoing growth of our business.”

FINANCIAL RESOURCES AND LIQUIDITY

As of March 31, 2022, the Company had $100 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2024. As of March 31, 2022, VSE had total net debt outstanding of $303 million and $80.3 million of trailing-twelve months adjusted EBITDA.

FIRST QUARTER RESULTS

	Three months ended March 31,
(in thousands, except per share data)	2022	2021	% Change
Revenues	$231,239	$164,981	40.2%
Operating income	$11,914	$9,603	24.1%
Net income	$6,244	$5,111	22.2%
EPS (Diluted)	$0.49	$0.42	16.7%

FIRST QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three months ended March 31, 2022 and March 31, 2021:

	Three months ended March 31,
(in thousands)	2022	2021	% Change
Revenues:
Aviation	$93,290	$44,371	110.2%
Fleet	67,030	54,747	22.4%
Federal & Defense	70,919	65,863	7.7%
Total revenues	$231,239	$164,981	40.2%

Operating income (loss):
Aviation	$7,622	$(332)	(2,395.8)%
Fleet	6,381	5,741	11.1%
Federal & Defense	(688)	5,025	(113.7)%
Corporate/unallocated expenses	(1,401)	(831)	68.6%
Operating income	$11,914	$9,603	24.1%

The Company reported $1.3 million of total capital expenditures for three months ended March 31, 2022.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income

	Three months ended March 31,
(in thousands)	2022	2021	% Change
Net income	$6,244	$5,111	22.2%
Adjustments to net income:
Acquisition, integration and restructuring costs	287	310	(7.4)%
Non-recurring professional fees	218	—	—%
Forward contract loss provision	3,482	—	—%
	10,231	5,421	88.7%
Tax impact of adjusted items	(997)	(78)	1,178.2%
Adjusted net income	$9,234	$5,343	72.8%
Weighted average dilutive shares	12,803	12,172	5.2%
Adjusted EPS (Diluted)	$0.72	$0.44	63.6%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income

	Three months ended March 31,
(in thousands)	2022	2021	% Change
Net income	$6,244	$5,111	22.2%
Interest expense	3,609	3,030	19.1%
Income taxes	2,061	1,462	41.0%
Amortization of intangible assets	4,736	4,288	10.4%
Depreciation and other amortization	1,600	1,360	17.6%
EBITDA	18,250	15,251	19.7%
Acquisition, integration and restructuring costs	287	310	(7.4)%
Non-recurring professional fees	218	—	—%
Forward contract loss provision	3,482	—	—%
Adjusted EBITDA	$22,237	$15,561	42.9%

Adjusted EBITDA Summary
Aviation	$10,863	$2,222	388.9%
Fleet	8,790	8,081	8.8%
Federal and Defense	3,767	5,779	(34.8)%
Adjusted Corporate expenses (1)	(1,183)	(521)	127.1%
Adjusted EBITDA	$22,237	$15,561	42.9%

(1) Includes certain adjustments not directly attributable to any of our segments.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

	Three months ended March 31,
(in thousands)	2022	2021	% Change
Aviation
Operating income (loss)	$7,622	$(332)	(2,395.8)%
Depreciation and amortization	3,035	2,554	18.8%
EBITDA	10,657	2,222	379.6%
Acquisition, integration and restructuring costs	206	—	—%
Adjusted EBITDA	$10,863	$2,222	388.9%

Fleet
Operating income	$6,381	$5,741	11.1%
Depreciation and amortization	2,328	2,340	(0.5)%
EBITDA	8,709	8,081	7.8%
Acquisition, integration and restructuring costs	81	—	—%
Adjusted EBITDA	$8,790	$8,081	8.8%

Federal & Defense
Operating income	$(688)	$5,025	(113.7)%
Depreciation and amortization	973	754	29.0%
EBITDA	285	5,779	(95.1)%
Forward contract loss provision	3,482	—	—%
Adjusted EBITDA	$3,767	$5,779	(34.8)%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended March 31,
(in thousands)	2022	2021
Net cash (used in) provided by operating activities	$(18,174)	$(36,367)
Capital expenditures	(1,269)	(2,109)
Free cash flow	$(19,443)	$(38,476)

Reconciliation of Debt to Net Debt

	March 31,	December 31,
(in thousands)	2022	2021
Principal amount of debt	$305,800	$286,734
Debt issuance costs	(1,955)	(2,165)
Cash and cash equivalents	(498)	(518)
Net debt	$303,347	$284,051

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, forward contract loss provision and other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for the discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

CONFERENCE CALL

A conference call will be held Thursday, April 28, 2022 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1542270&tp_key=f213d4d9e2

To listen to a replay of the teleconference through May 12, 2022:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	13728798

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include MRO services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit www.vsecorp.com.

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, business and general aviation, cargo, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and extend the lifecycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT and data management services and energy consulting.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about April 28, 2022 for more details on our first quarter 2022 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2021 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$498	$518
Receivables (net of allowance of $1.6 million and $1.7 million, respectively)	83,958	76,587
Unbilled receivables	31,211	31,882
Inventories	332,023	322,702
Other current assets	26,966	32,304
Total current assets	474,656	463,993

Property and equipment (net of accumulated depreciation of $68 million and $66 million, respectively)	44,478	42,486
Intangible assets (net of accumulated amortization of $124 million and $135 million, respectively)	103,527	108,263
Goodwill	248,837	248,753
Operating lease right-of-use asset	26,061	27,327
Other assets	23,413	27,736
Total assets	$920,972	$918,558

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$14,162	$14,162
Accounts payable	94,923	115,064
Accrued expenses and other current liabilities	46,684	49,465
Dividends payable	1,276	1,273
Total current liabilities	157,045	179,964

Long-term debt, less current portion	289,683	270,407
Deferred compensation	13,773	14,328
Long-term lease obligations under operating leases	26,336	27,168
Deferred tax liabilities	10,343	9,108
Other long-term liabilities	—	250
Total liabilities	497,180	501,225

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 12,768,983 and 12,726,659, respectively	638	636
Additional paid-in capital	89,830	88,515
Retained earnings	333,324	328,358
Accumulated other comprehensive loss	—	(176)
Total stockholders' equity	423,792	417,333
Total liabilities and stockholders' equity	$920,972	$918,558

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months ended March 31,
	2022	2021
Revenues:
Products	$137,231	$78,580
Services	94,008	86,401
Total revenues	231,239	164,981

Costs and operating expenses:
Products	122,455	70,712
Services	91,228	80,340
Selling, general and administrative expenses	906	38
Amortization of intangible assets	4,736	4,288
Total costs and operating expenses	219,325	155,378

Operating income	11,914	9,603

Interest expense, net	3,609	3,030

Income before income taxes	8,305	6,573

Provision for income taxes	2,061	1,462

Net income	$6,244	$5,111

Basic earnings per share	$0.49	$0.42

Basic weighted average shares outstanding	12,741,394	12,076,509

Diluted earnings per share	$0.49	$0.42

Diluted weighted average shares outstanding	12,803,279	12,171,828

Dividends declared per share	$0.10	$0.09

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$6,244	$5,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,547	5,944
Deferred taxes	1,177	1,457
Stock-based compensation	1,308	1,415
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(7,371)	(2,787)
Unbilled receivables	671	(17,341)
Inventories	(9,321)	(28,910)
Other current assets and noncurrent assets	6,158	(10,306)
Accounts payable and deferred compensation	(20,997)	1,051
Accrued expenses and other current and noncurrent liabilities	(2,590)	7,999

Net cash used in operating activities	(18,174)	(36,367)

Cash flows from investing activities:
Purchases of property and equipment	(1,269)	(2,109)
Proceeds from the sale of property and equipment	—	14
Proceeds from the payment on notes receivable	2,662	412
Cash paid for acquisitions, net of cash acquired	—	(14,785)

Net cash provided by (used in) investing activities	1,393	(16,468)

Cash flows from financing activities:
Borrowings on loan agreement	112,071	146,431
Repayments on loan agreement	(93,005)	(144,257)
Proceeds from issuance of common stock, net of underwriters' discounts and issuance costs	—	52,017
Earn-out obligation payments	(500)	—
Payments of taxes for equity transactions	(530)	(390)
Dividends paid	(1,275)	(997)

Net cash provided by financing activities	16,761	52,804

Net decreases in cash and cash equivalents	(20)	(31)
Cash and cash equivalents at beginning of period	518	378
Cash and cash equivalents at end of period	$498	$347